Exhibit 99.1

Perceptive Capital Solutions Corp Announces Pricing of $75 Million Initial Public Offering

NEW YORK, June 12, 2024 (GLOBE NEWSWIRE) – Perceptive Capital Solutions Corp (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses or entities, priced its initial public offering of 7,500,000 Class A ordinary shares at a price of $10.00 per share on June 11, 2024. The Class A ordinary shares will be listed on The Nasdaq Global Market and trade under the ticker symbol “PCSC” beginning on June 12, 2024.

While the Company may pursue an initial business combination target in any business or industry, it intends to focus on the healthcare industry in the United States and other developed countries. The Company is led by Chairman Joseph Edelman, Chief Executive Officer Adam Stone, Chief Business Officer Michael Altman and Chief Financial Officer Sam Cohn.

Jefferies LLC is serving as sole book-running managers for the offering. The Company has granted Jefferies LLC as representative of the underwriters a 45-day option to purchase up to an additional 1,125,000 Class A ordinary shares to cover over-allotments, if any, at the initial public offering price.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10002, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com.

The registration statement relating to the securities was declared effective on June 11, 2024 by the U.S. Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on June 13, 2024, subject to customary closing conditions.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Michael Altman
Chief Business Officer of Perceptive Capital Solutions Corp
(646) 205-5300
PCSC@perceptivelife.com